November 19, 1993

                                                          3M LOGO

Dr. Paul A. Brown
Chairman and CEO
HEARx, Ltd.
2000 Palm Beach Lakes Boulevard Suite 100
West Palm Beach, Florida 33409


Subject: Letter Agreement between 3M and HEARx
         --------------------------------------

Dear Dr. Brown:

This letter agreement dated November 19, 1993 will set forth and confirm the understanding that we have with you relative to our exercise of the options for the Senior Preferred Stock Series E for One Million Dollars ($1,000,000), exercisable on or before December 31, 1994. To the extent that any of the terms and conditions contained herein covers the same subject matter as contained in any of the series of other agreements executed between the parties, including but not limited to the option to Purchase Agreement, the Exhibits and Amendments related thereto (collectively referred to as the "Agreement"), the later agreement in time shall take precedence over the former. In consideration of 3M's exercise of its option for the Stock Series E, 3M and HEARx hereby agree to the following terms and conditions set forth herein:

1. As consideration for its purchase of the Series E HEARx stock, 3M agrees to provide the following monies to HEARx:

     (a) One Hundred Fifty Thousand Dollars ($150,000) in cash payable on November 19, 1993. Following the initiation of the implementation of a cost reduction plan noted in 2(c), 3M shall make available up to an additional Two Hundred Fifty Thousand Dollars ($250,000.00) on HEARx request.

     (b) The balance shall be payable in cash and/or a fifty percent (50%) reduction in the amounts of future payables owed to 3M. The amounts in this subparagraph
          (b) are payable at 3M's sole discretion and are subject to 3M's continued satisfaction of cost reduction implementation and ongoing operating results.

2. The obligation of 3M to purchase the Stock Series E is subject to the following conditions:

     (a) HEARx shall have completed its additional financing of not less than Five Million Dollars ($5,000,000).

     (b) The Stock Series E shall have no less favorable price, rights and preferences than any financing transaction between HEARx and an investor contemplated in the current round of financing. For references purposes only, HEARx has provided 3M with the attached Exhibit A as an example of terms presently under consideration for extension to a prospective investor.

     (c) HEARx shall immediately implement cost reduction programs in the amount of approximately Four Hundred Eighty Thousand Dollars ($480,000) on an annualized basis, which will include the ____________ .Equipment Business (SID). HEARx shall provide to 3M an operational plan of this strategy and action would need to occur prior to release of funds subsequent to the initial One Hundred Fifty Thousand Dollars ($150,000). This plan for aggressive implementation of - more than One
          Million Dollars ($1,000,000.00) in annualized cost reduction is consistent with the agreements between HEARx and Alpine Partners.

     (d)  HEARx shall hire an experienced, retail person
          (previously identified) to be given-the responsibility and authority to implement the cost reduction programs and strengthen the operational linkage to 3M.

     (e)  HEARx shall not be delinquent on 3M's accounts.

     (f) 3M shall continue to maintain its right of first refusal on making additional investments at the same price and rights as the most favorable financing in this round so as not to dilute 3M's existing equity position.

3. In the event HEARx fails to adhere to the terms and conditions set forth herein, HEARx agrees to execute a Promissory Note on behalf of 3M for any amounts rendered pursuant to this Letter Agreement.

4. HEARx, at the request of 3M, agrees to do, make, execute, acknowledge and deliver all such other and further acts and instruments of conveyance, assignment, and transfer as 3M may require for the more effective conveyance and transfer of the Stock Series E and or any promissory notes due hereunder.

5. 3M reserves the right to hold a seat on HEARx Board of Directors; said right shall be exercised at 3M's sole discretion.

6. All other terms, conditions, rights and preferences as set forth in the Agreement shall continue except as provided herein.

If the foregoing meets with the approval of HEARx, kindly so indicate by signing and returning the enclosed duplicate copy of this letter, whereupon this letter shall constitute a binding Letter Agreement between the parties in accordance with the terms and provisions set forth-above. This letter may be executed in counterparts which together will constitute one document.

We look forward to receiving your response today.

MINNESOTA MINING AND
MANUFACTURING COMPANY


By:   /s/ Paul D. Rosso
     --------------------
Its:  Business Manager
     --------------------

Acknowledged this 19th day of
November, 1993.

HEARx, LTD.


By:   /s/ Paul A. Brown
     --------------------
Its:  Chairman
     --------------------

                                                         EARDEL.XLS
          DEAL STRUCTURE PROPOSAL I                          PROJECT EARS
- ---------------------------------------------------------------------------------------------------------------------------------
PORTION   AMOUNT           DRAWDOWN             EXPECTED                    TERMS               OWNERS          WARRANTS
- ---------------------------------------------------------------------------------------------------------------------------------
   A    $US 2.0mlo. at closing                             Conv. Pref. Shares under Rule 144                 2,000,000 warrants
- ---------------------------------------------------------------------------------------------------------------------------------
                    agreem. to OTC listed                  at $US 0.60 p.Sh.=Net95 $US 1.6 mlo. 7.69%   10 years
- ---------------------------------------------------------------------------------------------------------------------------------
                    as soon as elegible                    at $US 0.30 p.Sh.=Net95 $US 0.0 mlo. 14.29%
- ---------------------------------------------------------------------------------------------------------------------------------
   B    $US 2.0mlo. first quarter Cash Flow  III. Quart.94 discount 30% to market               4.86%   666,666 warrants at $0.
- ---------------------------------------------------------------------------------------------------------------------------------
                    positive                                                                            If drawdown target mo
- ---------------------------------------------------------------------------------------------------------------------------------
                                                                                                        co. takes other cap. so
- ---------------------------------------------------------------------------------------------------------------------------------
   C    $US 2.0mlo. first quarter EBIT       IV. Quart.94  discount 20% to market               4.04%   666,666 warrants at $1
- ---------------------------------------------------------------------------------------------------------------------------------
                    break down                                                                          If drawdown target me
- ---------------------------------------------------------------------------------------------------------------------------------
                                                                                                        co. takes other cap. so
- ---------------------------------------------------------------------------------------------------------------------------------
   D    $US 2.0mlo. first quarter NET        I. Quart.95   discount 10% to market               3.46%   666,666 warrants at $1.
- ---------------------------------------------------------------------------------------------------------------------------------
                    break down                                                                          If drawdown target me
- ---------------------------------------------------------------------------------------------------------------------------------
                                                                                                        co. takes other cap. so
- ---------------------------------------------------------------------------------------------------------------------------------